Exhibit 99.7

CONSENT

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named and described in the Registration Statement on Form S-4 filed by Exar Corporation on May 24, 2007 and all supplements and amendments, including post-effective amendments, thereto as a person who will become a director of Exar effective upon the completion of the merger as described in the Registration Statement and to the filing or attachment of this Consent with such Registration Statement.

/S/ BRIAN HILTON
Name: Brian Hilton
Date: May 24, 2007